Exhibit 10.18

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the “Amendment”) is made effective as of Mar 14th, 2007 (the “Effective Date”), by and between UNION TOWER, LLC, a Delaware limited liability company (“Landlord”) and HURON CONSULTING SERVICES LLC, a Delaware limited liability company, successor by assignment to HURON CONSULTING GROUP LLC (“Tenant”).

W I T N E S S E T H

A. Landlord and Tenant’s predecessor in interest entered into that certain Office Lease dated December      , 2003, as amended by that certain First Amendment to Lease dated as of August 23, 2004 (as amended, the “Lease”), whereby Landlord leased to Tenant certain premises said to consist of 82,668 rentable square feet of office space (the “Existing Premises”) located on the 8th, 9th, 16th and 17th floors of that certain office building known as Union Tower located at 550 West Van Buren Street, Chicago, Illinois (the “Building”).

B. Landlord and Tenant now desire to amend the Lease to modify the Premises, modify the Rent payable under the Lease, and amend the Lease in certain other respects.

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated into the Lease, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledge, it is hereby agreed as follows:

1. Defined Terms. All defined terms used herein shall have the same meanings as are ascribed to such defined terms in the Lease, except as otherwise specifically provided herein.

2. The Additional Premises.

(a) Lease of Additional Premises. Subject to the terms of the Lease and this Amendment, Landlord agrees to lease to Tenant, and Tenant agrees to lease from Landlord, an additional three (3) contiguous spaces of 2,360, 2,956, and 2,577 square feet, for a total of 7,893 square feet of rentable area in the Building, located adjacent to the Existing Premises on the 15th floor of the Building (the “Additional Premises”), all as more particularly described on Exhibit A attached hereto and made a part hereof. The Term with respect to the Additional Premises shall commence upon the Effective Date of this Amendment (also referred to as the “Additional Premises Commencement Date”) and shall expire on the Expiration Date, unless sooner terminated as provided therein.

(b) Condition of Additional Premises. Tenant shall accept the Additional Premises in its as-is condition as long as the building systems are operating as they were designed and the Additional Premises is, to the best knowledge of Landlord, compliant with all governing agency codes, and no promise of Landlord to alter, remodel or improve the Additional Premises or the Building and no representation respecting the condition of the Additional Premises or the Building has been made by Landlord to Tenant other than as expressly set forth in this Amendment. Landlord shall give Tenant a total allowance (“Additional Premises Allowance”) of $157,860 ($20.00/rsf) as a credit towards the cost of performing certain improvements, including the cost of wiring, furniture, fixtures and equipment for the Additional Premises, as more particularly described in that certain Work Letter Agreement (the “Work Letter Agreement”) attached hereto and made a part hereof as Exhibit B. The Additional Premises Allowance shall be paid upon receipt of lien waivers, invoices and other documentation reasonably requested by Landlord, as provided in the Work Letter Agreement. All work to be performed in the Additional Premises shall be performed in a good and workmanlike manner in accordance with the Lease. Any unused portion of the Additional Premises Allowance, may, at Tenant’s election, be applied towards Base Rent for the Premises next becoming due. Tenant shall not be required to remove at the end of the Term the Work (as defined in the Work Letter Agreement) performed in the Additional Premises.

(c) Definition of Premises. From and after the Additional Premises Commencement Date (i) the Premises shall consist of both the Existing Premises and the Additional Premises, constituting 90,561 rentable square feet in the aggregate, (ii) all references in the Lease to “Premises” shall be deemed to refer to both the Existing Premises and the Additional Premises, and (iii) the Additional Premises shall be deemed to be a part of the Premises and shall be governed by all the terms of the Lease, except as otherwise provided herein.

3. Base Rent.

(a) Base Rent Prior to Additional Premises Rent Commencement Date. Until September 1, 2007 (the “Additional Premises Rent Commencement Date”) Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the Lease.

(b) Base Rent From and Subsequent to Additional Premises Rent Commencement Date. Notwithstanding anything to the contrary contained in the Lease, from and after the Additional Premises Rent Commencement Date, Tenant shall pay Base Rent as provided in Exhibit B-1 attached hereto. Notwithstanding anything to the contrary contained in the Lease or this Second Amendment (including, without limitation, Exhibit B-1 attached hereto), provided Tenant is not in default beyond any applicable cure period, Rent for the Additional Premises shall abate from the Additional Premises Commencement Date through August 31, 2007, and Tenant shall have no obligation to make any Rent payments for the Additional Premises during such abatement period.

4. Tenant’s Prorata Share. From and after the Additional Premises Rent Commencement Date, Tenant’s Prorata Share shall be 27.23%.

5. OFAC Compliance.

(a) Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law. For purposes of this Section 5, the term “person” and “entity” shall not include any person or entity to the extent that such person or entity acquired its interest in the Tenant is through the purchase of securities listed on a national securities exchange, or quoted on an automated quotation system, in the United States.

(b) Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the reasonable request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

(c) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease.

(d) To the extent required in order for Landlord to comply with OFAC, Tenant agrees to provide Landlord with the names of any person (as defined in subsection (a) above) holding an ownership interest in Tenant, within ten (10) business days after written request from Landlord.

6. Broker. Tenant and Landlord each represents to the other party that except for U.S. Equities Asset Management and Jones Lang LaSalle (whose commissions, if any, shall be paid by Landlord pursuant to separate agreement), Landlord and Tenant have not dealt with any real estate broker, salesperson or finder in connection with this Amendment, and no other such person initiated or participated in the negotiation of this Amendment or is entitled to any commission in connection herewith. Tenant hereby agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys’ fees) arising from either (i) a claim for a fee or commission made by any broker, other than the Brokers, claiming to have acted by or on behalf of Tenant in connection with this Amendment, or (ii) a claim of, or right to, lien under the Statutes of Illinois relating to real estate broker liens with respect to any such broker retained by Tenant. Landlord hereby agrees to indemnify, defend, and hold Tenant and its respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs, and expenses (including attorneys’ fees) arising from either (i) a claim for a fee or commission made by any broker, other than the Brokers, claiming to have acted by or on behalf of Landlord in connection with this Agreement, or (ii) a claim of, or right to, lien under the Statutes of Illinois relating to real estate broker liens with respect to any such broker retained by Landlord.

7. Acknowledgment and Consent to Assignment. Landlord hereby acknowledges and consents to that certain Assignment and Assumption of Lease (the “Assignment”) dated as of March 14, 2007, between Huron Consulting Group, LLC, and Huron Consulting Services, LLC; provided, however, nothing in such Assignment shall relieve Huron Consulting Group, LLC, from any of its liability or obligations under the Lease.

8. Submission. Submission of this Amendment by Landlord or Landlord’s agent, or their respective agents or representatives, to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Amendment unless and until this Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Amendment to Landlord or Landlord’s agent, or their respective agents or representatives, shall constitute an irrevocable offer by Tenant to amend the Lease on the terms and conditions herein contained, which offer may not be revoked for five (5) business days after such delivery.

9. Binding Effect. The Lease, as hereby amended, shall continue in full force and effect, subject to the terms and provisions thereof and hereof. This Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.

10. Conflict. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

11. Governing Law. Interpretation of this Amendment shall be governed by the laws of the State of Illinois.

IN WITNESS WHEREOF, this Amendment is executed as of the day and year aforesaid.

LANDLORD:

UNION TOWER, LLC, a Delaware limited liability company

By:	UNION TOWER II, LLC, a Delaware limited liability company, its sole member

	By:	PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation, its member, solely for its Principal U.S. Property Separate Account, formerly known as Principal Life Insurance Company, an Iowa corporation, for its Real Estate Separate Account

		By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

			By	MAR 23 2007
Darren J. Kleis

			By	Investment Director - Asset Management

TENANT:

HURON CONSULTING SERVICES LLC, a Delaware limited liability company

By:

	Name:	Gary L. Burge
	Title:	CFO

EXHIBIT A

ADDITIONAL PREMISES *

SUITE A
2,360
SUITE B
2,956
SUITE C
2,577

550 WEST VAN BUREN

CHICAGO, IL

15TH FLOOR LEASING PLAN

ARCHIDEAS

Architecture
Interiors
Planning

EXHIBIT B

WORK LETTER AGREEMENT

This Work Letter Agreement (“Work Letter Agreement”) is a part of that certain Second Amendment to Lease (the “Lease”) between HURON CONSULTING SERVICES, LLC, a Delaware limited liability company, as successor by assignment to HURON CONSULTING GROUP LLC, a Delaware limited liability company, as “Tenant” and UNION TOWER LLC, a Delaware limited liability company, as “Landlord”, relating to certain Additional Premises as defined and more fully identified at the building located at 550 West Van Buren Street, Chicago, Illinois (the “Building”). Capitalized terms used herein, unless otherwise defined in this Work Letter Agreement, shall have the respective meanings ascribed to them in the Lease. This Work Letter Agreement is incorporated by referenced into the Lease and made a part thereof.

For and in consideration of the agreement to lease the Additional Premises and the mutual covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

1. WORK. Tenant, at its sole cost and expense, shall perform, or cause to be performed, the work and all other tenant improvements (collectively, the “Work”) in the Additional Premises provided for in the Approved Plans and Budget (as defined in Paragraph 2 hereof). Landlord shall deliver the Additional Premises to Tenant for commencement of the Work as of the date hereof. Subject to Tenant’s satisfaction of the conditions specified in this Work Letter Agreement, Tenant shall be entitled to Landlord’s Contribution (as defined hereinbelow).

2. PRE-CONSTRUCTIONS ACTIVITIES.

(a) On or before the commencement of the Work, Tenant shall submit the Plans (as hereinafter defined) for the Work, which Plans shall be subject to Landlord’s approval in accordance with Paragraph 3(b) below. Prior to commencement of the Work, Tenant shall submit the following information and items to Landlord for Landlord’s review and approval:

(i) A budget (the “Budget”) and an itemized statement of estimated construction and other costs (as such figure may be revised to reflect actual costs, the “Costs”), including all fees for permits and architectural and engineering fees and a reasonable contingency reserve.

(ii) The names and addresses of Tenant’s contractors (and said contractor’s subcontractors) and materialmen to be engaged by Tenant for the Work (individually, a “Tenant Contractor,” and collectively, “Tenant’s Contractors”). Each of Tenant’s Contractors shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld if such contractor complies with Landlord’s reasonable criteria and is duly qualified to perform the Work. Landlord may, at its election, provide a list of approved contractors for performance of those portions of work involving electrical, mechanical, plumbing, heating, air conditioning or life safety systems, from which Tenant may select its contractors or subcontractors for such designated portions of work and such contractors or subcontractors will be included in Tenant’s bid process.

(iii) Certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant’s Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

Tenant will update such information and items by notice to Landlord of any changes thereto.

(b) As used herein the term “Approved Plans” shall mean the Plans (as hereinafter defined), as and when approved in writing by Landlord. As used herein, the term “Plans” shall mean the full and detailed architectural and engineering plans and specifications covering the Work (including, without limitation, all items for which the Landlord’s Contribution is to be used and all architectural, mechanical and electrical working drawings for the Work). The Plans shall be subject to landlord’s reasonable approval as provided herein and to the approval of all local governmental authorities requiring approval of the work and/or the Approved Plans. Landlord shall respond to Tenant’s submission of the Plans (giving detailed reasons in case of disapproval) of the Plans within seven (7) business days after their delivery to Landlord. Landlord agrees not to unreasonably withhold its approval of said Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds it approval of the Plans because, in Landlord’s reasonable opinion: the Work as shown in the Plans is substantially likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; the Work as shown on the Plans might impair Landlord’s ability to furnish services to Tenant or other tenants; the Work would increase the cost of operating the Building; the Work would violate any Laws (or interpretations thereof); the Work is not in accordance with then-current Building standards; the Work contains or uses hazardous or toxic materials or substances; the Work would adversely affect the appearance of the Building; or the Work might adversely affect another tenant’s premises. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons are similar or dissimilar to the foregoing. If Landlord notifies Tenant that changes are required to the final Plans submitted by Tenant, Tenant shall prior to commencement of any Work, submit to Landlord, for its approval, the Plans amended in accordance with the changes so required. Landlord shall respond to Tenant’s submission of such amended Plans within seven (7) business days of receipt, it being agreed that Landlord’s approval thereto shall be limited to those items to which Landlord had objected pursuant to the prior submission of the Plans. Such procedure for review with respect to any further objections to the Plans by Landlord shall continue until the Plans are finally approved by Landlord. If Landlord fails to respond to any request for approval of Plans within the time period provided herein, Tenant shall send a further notice to Landlord with the following typed in bold face type in a clearly visible location on the outside of the notice: “THIS CONTAINS PLANS SUBMITTED TO LANDLORD PURSUANT TO A LEASE. LANDLORD’S FAILURE TO RESPOND IN WRITING WITHIN THREE (3) BUSINESS DAYS SHALL BE DEEMED TO CONSTITUTE LANDLORD’S APPROVAL OF SUCH PLANS.” If Landlord fails to respond within three (3) business days after receipt of such second notice, Landlord shall be deemed to have approved the Plans as submitted. The Plans shall also be revised, the Work shall be changed, all at Tenant’s cost and expense (but payable from landlord’s Contribution), to incorporate any work required in the Additional Premises by any local governmental field inspector. Landlord’s approval of the Plans shall in no way be deemed to be (i) an acceptance or approval of any element therein contained which is in violation of any applicable laws, or (ii) an assurance that work done pursuant to the Approved Plans will comply with all applicable Laws (or with the interpretations thereof) or satisfy Tenant’s objectives and needs.

(c) No demolition or Work shall be undertaken or commenced by Tenant in the Premises being delivered to Tenant until (i) Tenant has delivered, and Landlord has approved, all items set forth in Paragraph 2(a) above, (ii) all necessary building permits have been applied for and obtained by Tenant, and (iii) proper provision has been made by Tenant for payment in full of the cost of the Work (to the extent such cost as reasonably estimated by Landlord exceeds the amount of Landlord’s contribution set forth hereinbelow), which is satisfactory to Landlord. Notwithstanding the foregoing or anything to the contrary in this Work Letter, Tenant shall have the right to secure a separate permit for demolishing work (the “Demolishing Work”) prior to obtaining the applicable building permits and shall be entitled to commence such Demolishing Work upon receipt of the applicable permit (without waiting for such subsequent permits); provided, however, notwithstanding anything to the contrary contained herein, Tenant shall be required to submit full and detailed plans and drawings covering the Demolishing Work (the “Demolition Drawings”) to Landlord for Landlord’s approval (which process for approval shall follow the procedure set forth in Section 2(b) herein for Approved Plans) prior to commencing any such Demolishing Work.

3. CHARGES AND FEES. Tenant shall pay Landlord a supervisory fee in an amount equal to three percent (3%) of the total costs of the materials and labor for the Work (the “Landlord’s Fee”) (and all change orders with respect thereto), to defray Landlord’s administrative and overhead expenses incurred to review the Plans and coordinate with Tenant’s on-site project manager the staging and progress of the Work.

4. CHANGE ORDERS. All changes to the Approved Plans requested by Tenant must be approved by Landlord in advance of the implementation of such changes as part of the Work which approval shall not be unreasonably withheld or delayed. Landlord shall review all requested changes within two (2) business days after their delivery to Landlord, provided, however, in the event of extensive changes, such time period shall be extended to a length of time which is reasonable under the circumstances not to exceed seven (7) business days. All delays caused by Tenant-initiated change order, including, without limitation, any stoppage of work during the change order review process, are solely the responsibility of Tenant and shall cause no delay in the Commencement Date or the payment of Rent and other obligations therein set forth. All increases in the cost of the Work resulting from such change orders shall (subject to Paragraph 8 below) be borne by Tenant. Notwithstanding the foregoing, insubstantial and non-structural “field” changes of the type not customarily the subject of change orders and which do not affect any Building systems shall not require Landlord’s prior written consent.

5. STANDARDS OF DESIGN AND CONSTRUCTION AND CONDITIONS OF TENANT’S PERFORMANCE. All work done in or upon the Additional Premises by Tenant shall be done according to the standards set forth in this Paragraph 6, except as the same may be modified in the Approved Plans approved by or on behalf of Landlord and Tenant.

(a) Tenant’s Approved Plans and all design and construction of the Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, reasonable requirements of Landlord’s fire insurance underwriters and the Americans with disabilities Act of 1990 (42 U.S.C. §12101 et. Seq.).

(b) Tenant shall, at its own cost and expense (but payable from Landlord’s Contribution), obtain all required building permits and occupancy permits. Tenant’s failure to obtain such permits shall not cause a delay in the commencement of the Term or the obligation to pay Rent or any other obligations set forth in the Lease.

(c) Tenant’s contractors shall be licensed contractors, using union labor, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’s contractors and subcontractors and with other contractors and subcontractors in the Building. All work shall be coordinated with any other constructions or other work in the Building in order not to adversely affect construction work being performed by or for Landlord or its tenants. Landlord shall use commercially reasonable efforts to cooperate with Tenant in such coordination with respect to any work being performed by or for Tenant.

(d) Tenant shall use only new, first-class materials in the Work comparable to materials used in other tenant improvements in the Building, except where explicitly shown in the Approved Plans. The Work shall be performed in a good and workmanlike manner. Tenant shall obtain contractors’ warranties of at least one (1) year duration from the completion of the Work against defects in workmanship and materials on all Work performed and equipment installed in the Additional Premises, unless such warranties are not customarily obtained for the type of work and/or material involved, in which event Tenant shall obtain customary warranties.

(e) Tenant and Tenant’s Contractors shall make all commercially reasonable efforts and take all commercially reasonable steps appropriate to assure that all construction activities undertaken do not unreasonably interfere with the operation of the Building or with other tenants and occupants of the Building. In any event, Tenant shall during the performance of the Work and throughout the term of the Lease comply with all reasonable rules and regulations existing from time to time at the Building which have heretofore been provided to Tenant (provided Landlord shall provide reasonable prior notice in respect of any new rules and regulation or any modifications of existing rules and regulations). Tenant and Tenant’s Contractors shall take all reasonable precautionary steps to minimize dust, noise and construction traffic, and to protect their facilities and the facilities of others affected by the Work and to properly police all personnel entering the Building in connection with the Work. Construction equipment and materials are to be kept within the Additional Premises (subject to the limitations contained in the Amendment) and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord reasonably shall direct so as not to burden the constructions or operation of the Building, provided that Landlord shall use commercially reasonable efforts to coordinate the same.

(f) Landlord shall have the right to order Tenant or any of Tenant’s Contractors who violate the Union Tower General Rules and Regulations for Contractors (a copy of which Tenant has received) or the other requirements of this Lease imposed on Tenant or Tenant’s Contractors to cease work and remove its equipment and employees from the Building provided, however, prior to any such order (i) if the violation is of such a nature that it threatens in Landlord’s discretion to create a hazardous condition or disrupt building operations or other tenants, then Landlord shall provide one (1) written notice and one (1) day right to cure, and (ii) if the violation is of any other type, then Landlord shall provide one (1) written notice and three (3) days right to cure; further provided, however, that Landlord shall have no obligation to provide any notice or cure rights as to either (i) or (ii) if a repeat violation of a substantially similar type occurs. In any event, Landlord may make the continuation of work contingent upon payment by Tenant or Tenant’s Contractors of any damages or costs incurred by Landlord or other tenants as a result of such violation. No such action by Landlord shall delay the Additional Premises Commencement Date or the obligation to pay Rent or any other obligations set forth in the Lease.

(g) Utility costs or charges for any service (including HVAC, hoisting and the like) to the Additional Premises in connection with and during the performance of the Work shall be the responsibility of Tenant and shall be paid for by Tenant at Landlord’s standard rates then in effect, provided, however, Landlord shall not charge for freight elevator usage unless an attendant or special operations are required, in Landlord’s discretion. Tenant shall pay for all support services provided by Landlord’s contractors at Tenant’s written request or at Landlord’s reasonable discretion resulting from breaches or defaults beyond applicable notice and cure periods by Tenant under this Work Letter Agreement. Tenant shall have the nonexclusive right to use the freight elevators during the business day on a first-come, first-serve basis without additional charges; all after- hours use shall be subject to scheduling by Landlord and to Tenant’s payment of Landlord’s out-of-pocket for such after-hours usage, including costs of necessary personnel. Tenant shall arrange and pay for removal of construction debris and shall not place debris in the Building’s waste containers. If required by Landlord by the giving of notice, Tenant shall sort and separate its waste and debris for recycling and/or environmental law compliance purposes.

(h) Tenant shall permit access to the Premises by Landlord upon reasonable prior notice to Marge Small at 312-583-8774 (which may be oral or by voice-mail), and the Work shall be subject to inspection, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Work is being constructed and installed and following completion of the Work, provided that Landlord shall use reasonable efforts to minimize its interference with the Work.

(i) Tenant shall proceed with its work expeditiously, continuously and efficiently, and Tenant shall notify Landlord upon completion of the Work and shall furnish Landlord and Landlord’s title insurance company with such further documentation as may be reasonably necessary under the requirements herein.

(j) Tenant shall have no authority to deviate from the Approved Plans in performance of the Work (except for de minimis deviations of a type customarily not the subject of change orders), except as authorized by Landlord or its designated representative in writing in a change order approved in writing by Landlord. Tenant shall furnish to Landlord “as-built” drawings of the Work within thirty (30) days after completion of the Work.

(k) During the performance of the Work, Landlord shall have the right to run utility lines, pipes, conduits, duct work and component parts of all mechanical and electrical systems where necessary or desirable through the Additional Premises provided same are concealed behind walls or ceilings and do not materially reduce the functionality of the Additional Premises, or the useable floor area of the Additional Premises, to repair, alter, replace or remove the same, and to require Tenant to install and maintain proper access panels thereto. Landlord shall use reasonable efforts to minimize interference with the Work and Tenant’s use and enjoyment of the Additional Premises in connection with any work performed by Landlord in the Additional Premises pursuant to this subparagraph.

(l) Tenant shall impose on and enforce all applicable terms of this Work Letter Agreement against Tenant’s architect and Tenant’s Contractors.

(m) Tenant acknowledges and agrees that the Work will include any work, both within and outside the Additional Premises, that may be necessary in order for Tenant to use and occupy the Additional Premises.

6. INSURANCE AND INDEMNIFICATION.

(a) In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant’s Contractors to secure, pay for and maintain during the continuance of construction and fixturing work within the Property or Additional Premises, insurance in the following minimum coverages and the following minimum limits of liability:

(i) Worker’s Compensation and Employer’s Liability Insurance with limits of not less than $500,000.00, or such higher amounts as may be required from time to time by any Employee Benefit Acts or other statutes applicable where the work is to be performed, and in any event sufficient to protect Tenant’s Contractors from liability under the aforementioned acts.

(ii) Commercial General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $3,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $3,000,000.00, and with umbrella coverage with limits not less than $5,000,000.00. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s Contractors or by anyone directly or indirectly employed by any of them.

(iii) Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000.00 for each person in one accident, and $1,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $3,000,000.00 for each accident. Such insurance shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

(iv) “All-risk” builder’s risk insurance upon the entire Work to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Work and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft vandalism and malicious mischief. If portions of the Work are stored off the site of the Building or in transit to said site and are not covered under said “all-risk” builder’s risk insurance, then Tenant shall effect and maintain similar properly insurance on such portions of the Work. Any loss insured under said “all-risk” builder’s risk insurance is to be adjusted with Landlord and Tenant and made payable to Landlord, as trustee for the insureds, as their interests may appear.

All policies (except the worker’s compensation policy) shall be endorsed to include as additional insured parties, listed on, or required by, the Lease. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the workmen’s compensation policy) to be obtained by Tenant pursuant to this paragraph. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days’ prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten (10) days’ notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

7. LANDLORD’S CONTRIBUTION; EXCESS AMOUNTS.

(a) Upon Tenant’s satisfaction of the requirements set forth in this Work Letter Agreement, Landlord shall make a dollar contribution in the total amount of up to One Hundred Fifty Seven Thousand Eight Hundred Sixty and 00/100 Dollars

($157,860.00) ($20.00 per square foot of rentable area) (the “Landlord’s Contribution”) for application to the extent thereof to the Costs of the Work. The Landlord’s Contribution shall be funded as the Tenant’s Work is completed in accordance with the provisions of this Work Letter Agreement. If the Cost of the Work exceeds Landlord’s Contribution, Tenant shall have sole responsibility for the payment of such excess cost. If the Cost of the Work is less than Landlord’s Contribution, Landlord shall make such amounts available to reimburse Tenant for improvements to the Additional Premises, or to pay Rent due hereunder, or to pay other costs incurred by Tenant subject to Landlord’s receipt of evidence of lien-free completion of the Work in accordance with the provisions herein.

(b) Landlord shall make progress payments from Landlord’s Contribution to Tenant on a monthly basis, for the portion of the Tenant’s Work performed during the previous month, less a retainage of 10% of each progress payment (“Retainage”). Each of Landlord’s progress payments shall be limited to an amount equal to the aggregate amounts (reduced by the Retainage) therefore paid by Tenant to Tenant’s contractors, subcontractors and material suppliers which have not been subject to previous disbursements from Landlord’s Contribution. Provided that Tenant delivers requisitions to Landlord on or prior to the 1st day of any month, such progress payments shall be made within 30 days next following the delivery to Landlord of requisitions therefor, which requisitions shall be in the form of AIA document G702, set forth the names of each contractor and subcontractor to whom payment is due, and the amount thereof, and shall be accompanied by (i) copies of trailing lien waivers from all contractors, subcontractors, and material suppliers whose payment exceeds $25,000, covering all work and materials which are the subject of the prior progress payment, (ii) a written certification from Tenant’s Architect that the work for which the requisition is being made has been completed substantially in accordance with the plans and specifications approved by Landlord, and (iii) such other documents and information as Landlord may reasonably request, including any documents reasonably required by landlord’s title company in connection with title drawdowns and endorsements. Landlord shall disburse the Retainage upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under this paragraph together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Tenant’s Work by governmental authorities having jurisdiction thereover, (B) issuance of final lien and unconditional waivers by all contractors, subcontractors and material suppliers covering all of the Tenant Work, and (c) receipt of as-built plans for the Work.

(c) Tenant shall pay the excess of the aggregate cost of Tenant’s Work and the Landlord’s Construction Management Fee over the Landlord’s Contribution (the “Excess”) plus the cost of all work other than the Tenant’s Work, if any, which Tenant may elect to do in order to make the Additional Premises ready for Tenant’s occupancy and which has been approved by Landlord as provided herein. Landlord shall have no obligation to pay the Excess. If Landlord estimates prior to commencement of the Tenant’s Work or at any time or from time to time thereafter that there will be an Excess, Landlord shall notify Tenant in writing of Landlord’s good faith estimate of the amount thereof. Ninety percent (90%) of the Excess shall be funded by Tenant to pay costs of Tenant’s Work prior to initial or further disbursements of Landlord’s Contribution, as the case may be, and if Tenant fails to do so within ten (10) days after Landlord’s request, Landlord shall be entitled to suspend the funding of Landlord’s Contribution until such time as Landlord receives evidence acceptable to Landlord of Tenant’s funding of the Excess, and at Landlord’s option, a Default shall be deemed to have occurred under this Lease.

(d) All of the Landlord’s Contribution must be used by Tenant on or before December 31, 2007, or the balance shall be applied by Landlord towards Rent.

8. MISCELLANEOUS.

(a) If the Plans for the Work require the construction and installation of more fire hose cabinets than the number regularly provided by Landlord in the core of the Building in which the Additional Premises are located, Tenant agrees to pay all reasonable costs and expenses arising from the construction and installation of such additional fire hose cabinets or telephone/electrical closets, provided Landlord’s Contribution may be applied to all such costs and expenses.

(b) Time is of the essence with respect to the express periods provided under this Work Letter Agreement.

(c) If Tenant fails to make any payment relating to all or any portion of the Work as required hereunder, and Tenant’s failure to pay for such portion of the Work creates a safety risk, building code violation, or an unsightly condition, Landlord, at its option, may, after reasonable notice (unless the condition requires immediate cure) complete such portion of the Work pursuant to the Approved Plans necessary to cure such condition and continue to hold Tenant liable for the costs thereof and all other costs due to Landlord. Tenant’s failure to pay any amounts owed by Tenant hereunder when due or Tenant’s failure to perform its obligations hereunder shall also constitute a Default under the Lease and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

(d) Notices under this Work Letter Agreement shall be given in the same manner as under the Lease.

(e) The headings set forth herein are for convenience only.

(f) This Work Letter Agreement sets forth the entire agreement of Tenant and Landlord regarding the Work. This Work Letter Agreement may only be amended if in writing, duly executed by both Landlord and Tenant. This Work Letter Agreement is incorporated into the Lease by reference and made a part thereof to the extent applicable to the Work.

(g) All amounts due from Tenant hereunder shall be deemed to be additional Rent due under the Lease.

9. LIMITATION OF LIABILITY. Any liability of Landlord under this Work Letter Agreement shall be limited solely to its equity interest in the Building, and in no event shall any personal liability be asserted against Landlord in connection with the Work Letter Agreement nor shall any recourse be had to any other property or assets of Landlord.

EXHIBIT B-1

BASE RENT

Period	Annual Base Rent	Monthly Base Rent
Additional Premises Commencement Date-8/31/07	$0*	$0	*
09/01/07 - 05/31/08	$1,597,496.04 ($1,198,122.03 for 9 months)	$133,124.67
06/01/08 - 05/31/09	$1,642,776.54	$136,898.05
06/01/09 - 05/31/10	$1,688,057.04	$140,671.42
06/01/10 - 05/31/11	$1,733,337.54	$144,444.80
06/01/11 - 05/31/12	$1,778,618.04	$148,218.17
06/01/12 - 05/31/13	$1,823,898.54	$151,991.55
06/01/13 - 05/31/14	$1,869,179.04	$155,764.92
06/01/14 - 09/30/14	$1,914,459.54 ($638,153.18 for four months)	$159,538.30

*	Provided Tenant is not in default under the Lease, all Base Rent and Additional Rent for the Additional Premises shall abate from the Additional Premises Commencement Date until August 31, 2007.